As filed with the Securities and Exchange Commission on June 6, 2001
                                                 Registration No. 333-_____


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                         --------------------------

                                  FORM S-8

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                         --------------------------


                             UNILAB CORPORATION
           (Exact Name of Registrant as Specified in Its Charter)


                Delaware                           95-4415490
       (State of Incorporation)         (I.R.S. Employer Identification No.)

                         --------------------------

                            18448 Oxnard Street
                         Tarzana, California 91356
            (Address of Principal Executive Offices) (Zip Code)
                         --------------------------

           2000 Amended and Restated Executive Stock Option Plan
                           2001 Stock Option Plan

                         (Full Titles of the Plans)
                         --------------------------

                             David W. Gee, Esq.
          Executive Vice President, Secretary and General Counsel
                        704-228th Avenue N.E., #362
                        Sammamish, Washington 98074
                               (425) 898-3100

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
                         -------------------------

                              With Copies To:

      Gregory A. Fernicola, Esq.                    Peter J. Loughran, Esq.
 Skadden, Arps, Slate, Meagher & Flom LLP           Debevoise & Plimpton
         Four Time Square                             875 Third Avenue
     New York, New York 10036                       New York, New York 10022
        (212) 735-3000                                 (212) 909-6000


                                         CALCULATION OF REGISTRATION FEE

================================================================================================================================

                                                               Proposed Maximum            Proposed Maximum           Amount of
       Title of Securities             Amount to be             Offering Price            Aggregate Offering        Registration
        to be Registered                Registered                 Per Share                    Price                    Fee
=================================================================================================================================

Common stock, par value $.01 per
share:  Shares subject to
outstanding options under the
2000 Amended and Restated
Executive Stock Option Plan
(the "2000 Plan")                       3,685,867                 $ 5.81                     $21,414,887              $5,353.72(1)

=================================================================================================================================

Common stock, par value $.01 per
share:  Shares available for
future grants under the 2000
Executive Stock Option Plan               227,158                 $ 5.93                     $1,347,046.90              $336.76(2)
=================================================================================================================================
Common Stock, par value $.01 per
share:  Shares eligible for future
issuance under the 2001 Stock Option
Plan                                      500,000                    N/A                       N/A                      N/A (3)
=================================================================================================================================

Total                                   4,413,025                    N/A                    $22,761,933.90          $5,690.48
=================================================================================================================================


(1) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"). Such computation is based on the weighted average exercise price of $5.81 per share covering 3,685,867 outstanding options.

(2) Computed in accordance with Rule 457(b) under the Securities Act. Such computation is based on the exercise price of $5.93.

(3) Computed in accordance with Rule 457(h) under the Securities Act. Due to the fact that there is currently no market for our common stock and that at the most recent practicable date prior to the filing of the registration statement the book value of our common stock was negative, no filing fee has been submitted for these shares.


                              EXPLANATORY NOTE

         Unilab ("Unilab" or the "Company") has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register shares of its common stock, par value $.01 per share (the "Common Stock"), issuable pursuant to the Plans of the Company.

         This registration statement on Form S-8 also includes a prospectus prepared in accordance with Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 2,402,553 shares that constitute "control securities" and/or "restricted securities" which have been issued prior to or issuable after the filing of this registration statement.


                                   PART I

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The Company will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. The Company does not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.


                             REOFFER PROSPECTUS
                      2,402,553 SHARES OF COMMON STOCK
                           OF UNILAB CORPORATION

         The shares of common stock, par value $.01 per share of Unilab Corporation (the "Common Stock") offered hereby will be sold from time to time by certain stockholders of Unilab Corporation ("Unilab" or the "Company") described under the caption "Selling Stockholders" in this prospectus. The Selling Stockholders are current or former employees, officers and directors of our Company who acquired the shares of Common Stock as compensation for services performed for the Company (the "Selling Stockholders").

         The sales may occur in transactions in the over-the-counter market (quoted on the Nasdaq National Market) at prevailing market prices or in negotiated transactions. We will not receive proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by that Selling Stockholder.

         The shares of Common Stock are "control securities" and/or "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act") before their sale under this prospectus. This prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the Selling Stockholders, on a continuous or delayed basis, to the public without restriction. Each Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

         Our Common Stock is traded on the Nasdaq National Market under the symbol "ULAB."

                             -----------------

         Investing in the Common Stock involves a high degree risk. For more information, please see "Risk Factors" beginning on page 6.

                             -----------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             -----------------

                                June 6, 2001
                             -----------------


                             TABLE OF CONTENTS

                                                                       Page


AVAILABLE INFORMATION....................................................3

INCORPORATED DOCUMENTS...................................................4

THE COMPANY..............................................................5

RISK FACTORS.............................................................6

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................16

USE OF PROCEEDS.........................................................16

SELLING STOCKHOLDERS....................................................17

PLAN OF DISTRIBUTION....................................................18

LEGAL MATTERS...........................................................18

EXPERTS................................................................ 18



                           AVAILABLE INFORMATION

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511 and 7 World Trade Center, 13th Floor, New York, NY 10048, at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The address of this website is "http://www.sec.gov." In addition, you may obtain information from the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, our Common Stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

         Investing in the Common Stock involves a high degree of risk. For more information, please see "Risk Factors" beginning on page 6.

         A copy of any document incorporated by reference in this registration statement of which this prospectus forms a part but which is not delivered with this prospectus will be provided by the Company without charge to any person to whom this prospectus has been delivered upon the oral or written request of that person. Requests should be directed to the attention of the Corporate Secretary, Unilab Corporation, 18448 Oxnard Street, Tarzana, California 91356. Our telephone number at that location is
(818) 996-7300.

         You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. The Company has not authorized anyone else to provide you with different information. The Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.


                           INCORPORATED DOCUMENTS

         The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

         The Company's (i) prospectus dated June 6, 2001 pursuant to Rule 424(b) of the Securities Act and (ii) the Company's registration statement on Form 8-A filed with the Commission on June 5, 2001 under Section 12 of the Exchange Act are incorporated herein by reference. In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


                                THE COMPANY

         We are the largest independent clinical laboratory testing company in California and one of the largest in the nation. We provide efficient and competitively-priced laboratory testing services to physicians, managed care groups, hospitals and other healthcare providers. We offer over 1,000 different tests which help physicians diagnose, evaluate, monitor and treat disease by measuring the presence, concentrations or composition of chemical and cellular components in human body fluids and tissues. These tests range from routine tests, such as glucose monitoring and complete blood count, to highly specialized tests, such as those designed to measure HIV infection and hepatitis C.

         In 2000, we performed approximately 30 million tests. We believe that our revenues in 2000 represented approximately 25% of the California independent clinical laboratory testing market and approximately twice the annual sales of the next largest independent clinical laboratory in California.

         Our ability to serve our clients effectively is based on our collection, transportation, testing and reporting infrastructure, which we believe to be the most extensive in California. We have built our support network through internal growth and a series of strategic acquisitions, resulting in statewide geographic coverage and a strong presence in population centers that generate a high volume of test requisitions.

         We operate three large, full-service laboratories located in Los Angeles, San Jose and Sacramento, and 38 strategically located short turnaround time laboratories where we perform an abbreviated line of routine tests on an emergency or time-sensitive basis. Our network also includes 344 patient service centers, where technicians procure specimens and route them to the appropriate testing site. Our 395 courier routes and 29 courier hubs provide rapid collection, processing and distribution services to our clients. We offer our fully-integrated testing services 365 days a year, 24 hours a day.

         From 1998 to 2000, our revenue increased at a compounded annual rate of approximately 25%. This increase is the result of strategic acquisitions and organic growth resulting from both market share growth and price increases. Over the same period, our operating income, before merger/recapitalization expenses and legal charges, increased at a compounded annual rate of approximately 45% and as a percentage of revenue from 11.2% to 15.0%. Our increased profitability is due to synergies realized from our acquisitions, efforts to improve operating efficiencies, enhanced operating leverage through organic growth and price increases.

         Our principal executive offices are located at 18448 Oxnard Street, Tarzana, California 91356, and our telephone number is (818) 996-7300. The address of our Web site is www.unilab.com. The information on our Web site is not part of this prospectus.


                                RISK FACTORS

         You should carefully consider the following risk factors in addition to the other information in this prospectus before investing in our common stock.

We have received reduced payments from governmental and other third-party payors for our services and have experienced other changes which have increased our administrative costs and reduced our revenues and profitability. Our revenues and profitability could suffer further if this trend continues.

         The healthcare industry has been undergoing significant changes as third-party payors, such as Medicare, Medicaid, managed care organizations and insurers, increase their efforts to control the cost of healthcare services, including clinical laboratory services. As a result of payors' cost-reduction efforts, the amounts we receive through reimbursements for our testing services have been reduced. In addition, payors have limited the number and types of tests that they will fully reimburse in particular medical circumstances. In 1998, 1999 and 2000, we derived approximately 25%-30% of our revenue from tests performed for beneficiaries of Medicare and Medicaid. Because the law generally requires clinical laboratories to accept Medicare and Medicaid reimbursement amounts as payment in full, when these payors unilaterally reduce the fees they are willing to pay for our services, we usually have no choice but to accept the reduced payments. Cost-reduction efforts by Medicare, Medicaid, managed care organizations and insurers have had and may continue to have a material adverse effect on our revenues and profitability. We expect additional efforts in the future by payors to reduce their healthcare costs, and if these efforts succeed, our revenues and profitability could suffer further.

The continued importance of the managed care sector could have a negative impact on our profitability.

         We believe that California has among the highest enrollment rates in managed care plans of any state in the United States, with approximately 52% of the population covered at the end of 1999. We have historically experienced declines in average revenue per patient specimen processed as managed care organizations strengthened their presence in the California healthcare insurance market. The importance of the managed care sector presents challenges that could continue to have a material adverse effect on our financial condition, results of operations and cash flow. These challenges include:

         o Capitated Payment Contracts. Managed care organizations generally negotiate for capitated payment contracts for a substantial portion of their business. Under these contracts, clinical laboratories receive a fixed monthly fee per individual enrolled with the managed care organization for all laboratory tests performed during the month. Southern California is the most competitive market in the United States in terms of capitated reimbursement rates for laboratory services. In Southern California, capitated reimbursement rates, according to a 1999 survey, averaged approximately $0.65-$0.85 per member per month. In the same survey, areas in the northeastern United States reported rates as high as $1.50 per member per month. Capitated payment contracts shift the risk and cost of additional testing from the managed care organization to the clinical laboratory. Approximately 35%-40% of our testing volume and approximately 10%-15% of our revenue in 2000 were generated from capitated agreements with managed care organizations.

         o Pricing History. Clinical laboratory companies, including our company, historically have competitively priced their agreements with managed care organizations. The laboratory companies expected to have the opportunity, based upon patient and physician convenience, to perform not only the testing covered under the contract, but also higher priced fee-for-service testing relating to non-managed care patients of participating physicians. As the number of patients under managed care organizations increased, however, less fee-for-service business was available to augment the lower margin managed care business. Furthermore, physicians became increasingly affiliated with more than one managed care organization, and, therefore, a clinical laboratory might receive little, if any, additional fee-for-service testing from them. If physicians elect not to consolidate their managed care and fee-for-service laboratory testing with Unilab to the extent we anticipated when we entered into our managed care agreements, our revenues and profitability could be negatively affected.

         o Recent Bankruptcies. During 2000, a number of independent physicians associations in California went through bankruptcy. This trend may continue and may result in declines in the volume of tests that we perform for independent physician associations until patients are assigned to another health care provider. This development has reduced and, in the future, could reduce our revenues from independent physician associations.

         o Ongoing Value of Managed Care Agreements. As part of our strategy and ongoing sales efforts, we review our managed care agreements to better align pricing with the level of service we provide. To the extent we attempt to renegotiate these agreements, we may not be able to maintain our agreements with managed care providers, and, even if we do, we may be unable to renegotiate them in a way that is favorable to our company and to realize increased reimbursement rates.

The clinical laboratory testing industry is subject to extensive, complex and frequently changing governmental regulations, which can have adverse effects upon us.

         The clinical laboratory testing industry is subject to extensive and complex governmental regulation, which is frequently changing. We are subject to extensive governmental regulation at both the federal and state levels in the following areas, among others:

         o     level of reimbursement from government payors;

         o     healthcare billing fraud and abuse;

         o relationships with our clients within the restrictions of kickback and self-referral laws;

         o licensing/certification requirements and quality assurance for clinical laboratories and personnel, with increasing scrutiny from California on licensure and training of personnel who draw patient specimens, known as phlebotomists;

         o     anti-markup legislation;

         o     environmental protection; and

         o     occupational safety.

         We expect that in some of these areas governmental regulation, particularly at the California state level, will increase or become more burdensome. Generally, increased governmental regulation raises our costs and negatively impacts margins. Adverse consequences of our failure to meet governmental requirements in these areas include civil and criminal penalties, exclusion from participation in government healthcare programs such as Medicare and Medicaid and prohibitions or restrictions on the use of our laboratories. Existing or future governmental regulation could have a material adverse effect on our business, financial condition, results of operations and prospects. Some of our marketing and billing practices have been subject to federal and state investigations and related legal claims. This has resulted, and in the future may result, in our facing penalties and changes in the conduct of our business.

Some of our marketing and billing practices have been subject to federal and state investigations and related legal claims. This has resulted, and in the future may result in our facing penalties and changes in the conduct of our business.

         We settled federal and California investigations of some of our past marketing and billing practices in 1993 and 1996 for an aggregate amount of $7.2 million. In connection with these government settlements, we voluntarily implemented a more formal and comprehensive compliance program to review our billing procedures and other compliance matters.

         In November 1999, without any admission of wrongdoing, we reached a settlement with a group of thirteen insurance companies in the amount of $0.6 million in connection with claims related to our settlement agreement with the federal government.

         In May 1999, we learned of a federal investigation under the False Claims Act relating to the billing of four types of medical tests we performed in the early to mid 1990s. In cooperation with the federal government, we have completed the process of gathering and submitting documentation to the Department of Justice regarding the tests with respect to which they requested information. We cannot at this time assess what the result of the investigation might be. Remedies available to the government include civil and criminal penalties and exclusion from participation in federal healthcare programs, such as Medicare and Medicaid. Application of these remedies could have a material adverse effect upon our business, financial condition, results of operations or prospects. On May 31, 2001, the Department of Justice orally offered to settle the claims subject to the federal investigation for a payment by us of approximately $2.8 million. We hope to resolve this matter with the government; however, we cannot assure you that this matter will be resolved pursuant to this offer.

We require a significant amount of cash to service our debt and expand our business as planned.

         Our ability to make payments on our debt, and to fund acquisitions, will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that our strategy to increase operating efficiencies through cost savings and operating improvements will be realized or that future borrowings will be available to us under our credit facilities in an amount sufficient to enable us to service our debt or to fund our other liquidity needs. In order to pay the principal amount of our debt at maturity, we may need to refinance all or a portion of our debt, on or before maturity. We may not be able to refinance any of our debt, on commercially reasonable terms or at all. Insufficient cash flow could place us at risk of default under our debt agreements or could prevent us from expanding our business as planned.

Our substantial leverage could adversely affect our ability to run our business.

         We have, and will continue to have, a significant amount of indebtedness. As of March 31, 2001, giving effect to the application of the estimated net proceeds of this offering, we had approximately $228.0 million of debt outstanding. This indebtedness could have important consequences on our ability to operate our business effectively. For example, our indenture and credit facility:

         o limit our ability to borrow additional funds or to obtain other financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes;

         o require us to dedicate a substantial portion of our cash flow from operations to pay down our indebtedness, thereby reducing the funds available to use for working capital, capital expenditures, acquisitions and general corporate purposes;

         o make us more vulnerable to economic downturns and reduce our flexibility in responding to changing business and economic conditions;

         o limit our flexibility in planning for, or reacting to, changes in our business or industry;

         o place us at a competitive disadvantage to our competitors with less debt; and

         o restrict our ability to pay dividends, repurchase or redeem our capital stock or debt, or merge or consolidate with another entity.

         The terms of our indenture and credit facility allow us to incur further indebtedness, which would heighten the foregoing risks. Under our credit facility, we are required to maintain specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under our credit facility.

The complexities of clinical laboratory billing may negatively affect our revenues and cash flow.

         Billing for clinical laboratory testing services is complicated. The industry practice of performing tests in advance of payment and without certainty as to the outcome of the billing process may negatively affect our revenues and our cash flow. Laboratories must bill various payors, such as patients, insurance companies, Medicare, Medicaid, doctors and employer groups, all of which have different billing requirements. In addition, the billing information requirements of the various payors have become increasingly stringent, typically conditioning reimbursement to us on the provision of proper medical necessity and diagnosis codes by the requisitioning client. This complexity may increase our bad debt expense, due primarily to several non-credit related issues such as missing or incorrect billing information on test requisitions.

         Among many other factors complicating our billing are:

         o disputes between payors as to which party is responsible for payment;

         o     disparity in coverage among various payors; and

         o the difficulty of adherence to specific compliance requirements, diagnosis coding and procedures mandated by various payors.

         The complexity of clinical laboratory billing also tends to cause delays in our cash flow. Confirming incorrect or missing billing information generally slows down the billing process and increases the aging of accounts receivable. We assume the financial risk related to collection, including the potential uncollectibility of accounts and delays due to incorrect and missing information and the other complex factors identified above.

Our growth strategy depends in part upon our ability to acquire other clinical laboratories. Therefore, our inability to make acquisitions that meet our criteria could impede our growth or harm our ability to maintain or improve our competitive position.

         As a part of our business strategy, we pursue selected acquisition opportunities that we believe will enable us to generate revenue growth, achieve additional operating efficiencies and solidify or enhance our competitive position. However, we cannot assure you that we will be able to acquire clinical laboratories that meet our target criteria on satisfactory terms, if at all.

         In addition, our acquisition program requires substantial capital resources, and the operations of our acquired clinical laboratories require ongoing capital expenditures. We may need to obtain additional capital or financing, from time to time, to fund these activities. We cannot assure you, however, that sufficient capital or financing will be available to us on satisfactory terms, if at all.

Difficulties with the integration of any new acquisitions may impose substantial costs and delays and cause other problems for us.

         Acquisitions involve a number of risks relating to our ability to integrate an acquired business into our existing operations. These risks include possible difficulties relating to:

         o      assimilation of acquired operations and personnel;

         o integration of acquired businesses' equipment, service offerings, networks and technologies and financial and information systems;

         o coordination of geographically separated facilities and workforces;

         o coordination of acquired businesses' sales, marketing and service development efforts; and

         o maintenance of common standards, controls, procedures and policies.

         The process of integrating operations of acquired businesses, including their personnel, could cause interruptions to our business, including that of the acquired businesses. Employees who may be key to the integration effort or our ongoing operations may choose not to continue to work for us following the closing of the acquisitions. Further, the process of integration may require a disproportionate amount of the time and attention of our management, which may distract management's attention from its day-to-day responsibilities. For the above reasons, it is possible that we may not realize all or any of the anticipated benefits of an acquisition, either at all or in a timely manner. If that happens and we incur significant costs, it could have a material adverse impact on our business.

         In addition, any interruption or deterioration in service resulting from an acquisition may result in a client's decision to stop using us for clinical laboratory testing. We perform most clinical laboratory testing under arrangements that are terminable at will or on short notice.

We operate in an intensively competitive environment which could cause us to lower prices, resulting in reduced revenues and profit margins, or to lose market share.

         The independent clinical laboratory testing industry is highly competitive. Independent clinical laboratories fall into two categories. The first includes smaller, local laboratories that generally offer fewer tests and services and have less capital than the larger laboratories. These laboratories seek to differentiate themselves by maintaining a close working relationship with their physician clients, characterized by a high level of personal and localized services. The second category of independent clinical laboratories, which includes laboratories such as Unilab, consists of larger regional or national laboratories that provide a broader range of tests and services. These regional and national laboratories may have greater financial and other resources than us, which could place us at a competitive disadvantage. We also compete with hospital laboratories, which generally operate with low volumes and quick turnaround times. To compete successfully in California, we may be required to increase our operating costs, reduce prices and take other measures that could have an adverse effect on our financial condition, results of operations and cash flow. If we are unable to compete successfully, we may lose market share.

Technology changes may lead to the development of cost-effective point-of-care testing that could negatively impact our testing volume and revenues.

         The clinical laboratory testing industry is characterized by changing technology and the ongoing development of new testing procedures. Technology changes may lead to the development of more cost-effective point-of-care testing equipment and procedures that can be operated and performed by physicians in their offices and hospital laboratories without requiring the services of clinical laboratories. Development of such technology and new procedures could negatively impact our testing volume and related revenues.

We compete with some of our clients. If they reduce or discontinue purchases of our laboratory testing services, our revenues could decline.

         We compete with some of our clients, such as hospital laboratories and smaller independent laboratories, in the clinical laboratory testing market. These organizations often refer tests to us that they either cannot or elect not to perform themselves. These parties may no longer refer tests to us if they decide to develop and market tests similar to ours. If hospitals and independent laboratories decide to reduce or discontinue purchases of our tests, our revenue may be reduced.

Our loss of key management personnel or our inability to hire and retain skilled employees at our clinical laboratories could adversely affect our business.

         Our success is dependent in part on the efforts of key members of our management team. The loss of their services could materially adversely affect our business, financial condition, results of operations or prospects. We do not currently maintain key person life insurance on any of our key employees. The success of our clinical laboratories also depends on employing and retaining qualified and experienced laboratory professionals who perform our clinical laboratory testing or billing services. The competition for skilled professionals is intense. The loss of healthcare professionals or the inability to recruit these individuals in our markets could adversely affect our ability to operate our business efficiently and profitably and could harm our ability to maintain our desired levels of client service.

The tight labor market for qualified and experienced laboratory personnel has led to an increase in salaries and hourly wages. We may face further wage pressures if this trend continues, which could negatively impact our profitability.

         Our laboratories are all located in California, where the labor market for experienced technical and clerical personnel is very competitive. For example, the competition for qualified cytotechnologists, medical technologists and phlebotomists, as well as clerical personnel, has forced us to increase salaries and wages for these positions and spend more on recruitment efforts. This trend has and, in the future, could negatively affect our profitability. In addition, we are increasingly having to draw blood at our patient service centers as physicians do less of this work in their offices, requiring us to increase our phlebotomy personnel. This, combined with payor reimbursement limitations and California training and certification requirements, has increased and, in the future, will increase our costs.

If we do not comply with laws and regulations governing the confidentiality of medical information, we could be subject to damages, fines or penalties. Federal and state initiatives in this area could require us to spend substantial sums on new information systems and could adversely affect our ability to transmit patient data.

         The confidentiality of patient medical information is subject to substantial regulation by the state and federal governments. State and federal laws and regulations govern both the disclosure and the use of confidential patient medical information, and the right to privacy. Similarly, many other federal laws also may protect such information, such as the Electronic Communications Privacy Act of 1986, and federal laws relating to confidentiality of mental health records and substance abuse treatment.

         Legislation governing the dissemination and use of medical information is continually being proposed at both the state and federal levels. For example, the Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires the U.S. Secretary of Health and Human Services to develop regulations to protect the security and privacy of individually identifiable health information that is electronically transmitted and received or transmitted and maintained in any other form or medium. The U.S. Secretary of Health and Human Services has published regulations under the Health Insurance Portability and Accountability Act of 1996 that would protect the security and privacy of individual health information that is transmitted or received, electronically, such as over the Internet. When these regulations become effective, they will require holders or users of protected identifiable health information to maintain the security and privacy of such information. Ultimately, this and other legislation may even affect the dissemination of medical information that is not individually identifiable. Physicians and other persons providing patient information to us are also required to comply with these laws and regulations. If a patient's privacy is violated, or if we are found to have violated any state or federal statute or regulation with regard to the confidentiality, dissemination or use of patient medical information, we could be liable for damages, or for civil or criminal fines and penalties. Compliance with the HIPAA rules could require us to spend substantial sums, which could negatively impact our profitability. We cannot predict the total financial or other impact of these regulations on us.

         Our electronic communications with clients are strictly governed by state and federal laws and regulations. We have implemented encryption technology to protect patient medical information. However, use of encryption technology does not guarantee the privacy and security of confidential information. We believe that we are in material compliance with all applicable state and federal laws and regulations governing the confidentiality, dissemination and use of medical record information. However, differing interpretations of existing laws and regulations, or the adoption of new laws and regulations, could reduce or eliminate our ability to obtain or use patient information which, in turn, could limit our ability to use our information technology products for electronically transmitting patient data.

Our net revenue will be diminished if payors do not authorize reimbursement for our services.

         There have been and will continue to be significant efforts by both federal and state agencies to reduce costs in government healthcare programs and otherwise implement government control of healthcare costs. In addition, emphasis on managed care in the United States may continue to pressure the pricing of healthcare services. Third party payors, including MediCal and Medicare, are challenging the prices charged for medical products and services. In addition, government and other third party payors increasingly are limiting both coverage and the level of reimbursement for our tests. If government and other third party payors do not provide adequate coverage and reimbursement for our tests, our net revenue may decline.

A purported class action has been filed against our company and our board of directors in connection with our November 1999 recapitalization. It is not possible to predict the likelihood of a favorable or unfavorable outcome.

         On November 4, 1999, a purported class action lawsuit was filed in the United States District Court for the Southern District of New York against us and our board of directors by two of our former stockholders, seeking compensatory damages, prejudgment interest, expenses on behalf of the class of shareholders and a preliminary injunction against the November 1999 recapitalization. The complaint alleges, among other things, that the proxy statement relating to our recapitalization contained material misrepresentations and omissions in violation of the federal proxy rules and that approval of the terms of the recapitalization amounted to a breach of the fiduciary duties owed to our stockholders by our directors. Plaintiffs and defendants negotiated a settlement in principle of the action, subject to completion of confirmatory discovery and definitive documentation relating to the settlement and court approval. However, on November 15, 2000, plaintiffs announced they would not agree to consummate the settlement. We believe the plaintiffs' claims are without merit, but because this matter is in the early stages of litigation it is not possible to predict the likelihood of a favorable or unfavorable outcome.

Professional liability litigation can be costly to defend, may harm our reputation and result in large damage awards, which our insurance may not adequately cover or which may make it more expensive or difficult for us to obtain insurance in the future.

         As a provider of clinical laboratory testing services, we are subject in the normal course of business to lawsuits involving alleged negligence in performing laboratory tests and other similar legal claims. These lawsuits can be costly to defend and involve claims for substantial damages. We maintain insurance which we believe to be adequate to cover our exposure to professional liability claims. However, our current insurance may not be adequate and we may not be able to obtain adequate insurance at an acceptable cost in the future. Professional liability lawsuits could also have an adverse effect on our client base by damaging our reputation.

Any failure in our information technology systems could significantly increase testing turn-around time, reduce our production capacity and otherwise disrupt our operations. Any of these circumstances could reduce our customer base and result in lost revenue.

         Our laboratory operations depend, in part, on the continued and uninterrupted performance of our information technology systems. The significant growth we have experienced in California through our acquisitions has necessitated continued expansion and upgrading of our information technology infrastructure. Sustained system failures or interruption in one or more of our laboratory operations could disrupt our ability to process laboratory requisitions, perform testing, provide test results in a timely manner and/or bill the appropriate party. Our business, results of operations and financial condition could be adversely affected by a system failure. Our computer systems are vulnerable to damage or interruption from a variety of sources, including telecommunications failures, electricity brownouts or blackouts, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause interruptions in our information technology systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our systems.

If a catastrophe strikes our clinical laboratory facilities or if we experience sustained interruptions in electrical service, we may be unable to serve our clients in a timely manner, if at all.

         Our clinical and processing facilities may be affected by catastrophes such as earthquakes or by sustained interruptions in electrical service. Earthquakes are of particular significance to us because our clinical laboratory facilities are located in California, an earthquake-prone area. Interruptions in electrical service are also of particular concern to us since we operate in California, which is experiencing significant problems with its electricity systems. If our existing clinical laboratory facilities or equipment were affected by natural disasters or electrical brownouts or blackouts, we would be unable to process our clients' samples in a timely manner and unable to operate our business in a commercially competitive manner. We carry earthquake insurance with coverage in an amount of up to $10.0 million per year. Despite this precaution, there is no assurance that we could recover quickly from a serious earthquake or other disaster.

Our principal stockholders, Kelso Investment Associates VI, L.P. and KEP VI, LLC, have significant control over us. This means that our principal stockholders could cause us to act, or refrain from acting, in a way that minority stockholders do not believe is in their best interest.

         Kelso Investment Associates VI, L.P. and KEP VI, LLC will beneficially own approximately 66.3% of the outstanding shares of our common stock upon completion of our initial public offering. The Kelso affiliates and designees will be able to elect all of our directors, appoint new management and approve any action requiring the approval of our stockholders, including amendment of our certificate of incorporation and mergers or sales of substantially all of our assets. The directors elected by the Kelso affiliates and designees will be able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and declare dividends. The interests of Kelso and its affiliates could conflict with your interests. Because of their large percentage of ownership, these Kelso affiliates will have significant control over our management and policies. This may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our stockholders to approve transactions that they may deem to be in their best interests.

There is no current trading market for our common stock.

         Prior to our 1999 recapitalization, our common stock was listed on the American Stock Exchange. In connection with the recapitalization, we terminated our listing, and there is currently no public market for our common stock. We cannot assure you that an active public market will develop for the common stock following this offering or that, if a market does develop, the market price of our common stock will equal or exceed the public offering price. The public offering price will be determined by negotiations between us and the representatives of the underwriters and will not necessarily be indicative of the market price of the common stock after the offering. The prices at which the common stock will trade after the offering will be determined by the marketplace and may be influenced by many factors, including:

         o     our operating and financial performance;

         o     the depth and liquidity of the market for the common stock;

         o future sales of common stock or the perception that sales could occur;

         o     investor perception of our business and our prospects;

         o developments relating to litigation or governmental investigations;

         o developments in the regulation of the clinical laboratory testing industry; and

         o     general economic and stock market conditions.

Future sales of common stock may adversely affect the price of our common stock.

         The Kelso affiliates and our other current stockholders will be free to sell any and all of the shares they own after completion of our initial public offering, except for the 180 day lock-up as described in this prospectus under the caption "Shares Eligible for Future Sale" and to the extent permitted by applicable law. We can make no prediction as to the effect, if any, that future sales of common stock, or the availability of common stock for future sale, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock, or the perception that sales may occur, could adversely affect prevailing market prices for our common stock.

Our quarterly operating results have varied in the past and may vary in the future.

         If our quarterly net revenue and operating results fall below the expectations of securities analysts and investors, the market price of our common stock could fall substantially. Operating results vary depending on a number of factors, many of which are outside our control, including:

         o     demand for our tests;

         o     loss of a significant client contract;

         o     new test introductions by competitors;

         o     changes in our pricing policies or those of our competitors;

         o     the hiring and retention of key personnel;

         o     wage and cost pressures;

         o     changes in fuel prices or electrical rates;

         o     costs related to acquisitions of technologies or businesses;
               and

         o     seasonal and general economic factors.

The price of our common stock may be volatile and this may adversely affect our stockholders.

         Following our initial public offering, the price at which our common stock will trade may be volatile. The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices of securities, particularly securities of clinical laboratory and other healthcare service companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class-action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation of this type is often expensive to defend and may divert our management's attention and resources from the operation of our business.


             SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under "The Company," and "Risk Factors," and elsewhere in this prospectus are forward-looking statements. We generally identify forward-looking statements in this prospectus using words like "believe," "intend," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict," or similar expressions. These statements involve known and unknown risks, uncertainties, and other factors, including those described in this "Risk Factors" section, that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, including the securities laws of the United States, and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

         We use market data and industry forecasts and projections throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry and there is no assurance that any of the projected amounts will be achieved. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information.


                              USE OF PROCEEDS

         Unilab will not receive any proceeds from the sale of shares which may be sold pursuant to this reoffer prospectus for the respective accounts of the Selling Stockholders. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."


                            SELLING STOCKHOLDERS

         The 2,402,553 shares of Common Stock of Unilab to which this prospectus relates are being registered for reoffers and resales by our present and former employees, officers and directors named below, who acquired the shares of Common Stock pursuant to our "employee benefit plans" as that term is defined in Rule 405 of Regulation C under the Securities Act. The Selling Stockholders may resell all, a portion or none of such shares of Common Stock from time to time.

         The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of the Company.


                                                                                                            Number of Shares
                                                                       Number of                            to Be Beneficially
           Name of Selling                                              Shares         Number of Shares        Owned if All
             Stockholder                     Title                   Beneficially        That May Be          Shares Offered
                                                                       Owned(1)       Offered Hereby(2)      Hereby Are Sold

         David W. Gee              Executive Vice President,               126,450            126,450                    _
                                   Secretary and General Counsel

         Emmett Kane               Executive Vice President and            252,900            252,900                    _
                                   Division President, Unilab
                                   Northern California

         R. Jeffrey Lanzolatta     Executive Vice President and            396,210            379,350               16,860
                                   Division President, Unilab
                                   Southern California

         Brian Urban               Executive Vice President,               428,666            379,350               49,316
                                   Chief Financial Officer and
                                   Treasurer

         Robert E. Whalen          Chairman, Chief Executive             1,412,450          1,264,503              147,947
                                   Officer and Director

(1) As of May 31, 2001, the number of shares owned by listed individuals includes restricted stock and options to purchase shares of Common Stock under our employee benefit plans, whether or not exercisable as of, or within sixty days of, the date of this prospectus as well as shares of Common Stock beneficially owned by the Selling Stockholders. As of May 31, 2001, there were 25,504,300 shares of Common Stock outstanding.

 (2) Includes options to purchase shares of our Common Stock issued to the Selling Stockholders under our employee benefit plans, whether or not exercisable as of, or within sixty days of, the date of this Prospectus. For non-affiliates, options to purchase shares of our Common Stock issued under our employee benefit plans are excluded.



                            PLAN OF DISTRIBUTION

         Each Selling Stockholder may sell his or her shares of Common Stock for value from time to time under this prospectus in one or more transactions on Nasdaq, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions by selling the shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares of Common Stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

         Each Selling Stockholder and any broker-dealer that participates in the distribution of the shares of Common Stock may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. We will pay all other expenses in connection with this offering and will not receive any proceeds from sales of any shares of Common Stock by the Selling Stockholders.

         In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Sales of shares must also be made by the Selling Stockholders in compliance with all other applicable state securities laws and regulations.

         In addition to any shares of Common Stock sold hereunder, the Selling Stockholders may sell shares of Common Stock in compliance with all of the requirements of Rule 144. Notwithstanding the foregoing, the amount of securities to be reoffered or resold by means of this prospectus, by each person, may not exceed, during any three-month period, the amount specified in Rule 144(e). There is no assurance that the Selling Stockholders will sell all or any portion of the shares of Common Stock offered hereby.

         Unilab will pay all expenses of the registration of the shares and will not receive any proceeds from the sale of any shares by the Selling Stockholders.

         Unilab has notified the Selling Stockholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.


                               LEGAL MATTERS

         The validity of the shares of Common Stock which are originally offered under the Registration Statement of which this prospectus forms a part will be passed upon for Unilab by Skadden, Arps, Slate, Meagher & Flom LLP.


                                  EXPERTS

              The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Amendment No. 2 to Registration Statement No. 333-60154 of Unilab Corporation on Form S-1 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         Our balance sheet as of December 31, 1999 and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1999 incorporated by reference in this Registration Statement on Form S-8 to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant, Unilab Corporation, a Delaware corporation, pursuant to the Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

         (1) The registrant's final prospectus filed with the Commission under Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Commission on June 6, 2001; and

         (2) The registrant's statement on Form 8-A filed with the Commission on June 5, 2001 under Section 12 of the Exchange Act.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Our certificate of incorporation allows us to eliminate the personal liability of our directors and to indemnify directors and officers to the fullest extent authorized by Delaware law.

Item 7. Exemption from Registration Claimed.

         The securities that are to be reoffered or resold pursuant to this registration statement were issued to employees of the registrant pursuant to employee benefit plans maintained by the registrant in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereto and/or Rule 701 thereunder.

Item 8.  Exhibits.


         Exhibit No.       Description of Exhibit

         4.1 Form of certificate representing shares of Common Stock (incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-60154)).

         5.1               Opinion of Skadden, Arps, Slate, Meagher & Flom
                           LLP.+

         10.1 Amended and Restated 2000 Executive Stock Option Plan of Unilab Corporation.(incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-60154)).

         10.2              2001 Stock Option Plan of Unilab Corporation.
                           (incorporated by reference to the Company's
                           Registration Statement on Form S-1 (Registration No. 333-60154)).

         23.1              Consent of Deloitte & Touche  LLP.+

         23.2              Consent of Arthur Andersen LLP.+

         23.3 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).+

         24.1 Power of Attorney (included on the signature page hereto).+

+  Filed herewith

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

         o To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         o To include any prospectus required by Section 10(a)(3) of the Securities Act;

         o To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set froth in the "Calculation of Registration Fee" table in the effective registration statement; and

         o To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         o That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         o To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         o That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         o Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement has been signed on its behalf by the undersigned, thereunto duly authorized in Tarzana, State of California, on this 6th day of June, 2001.

                                            Unilab Corporation



                                            By:    /s/ Robert E. Whalen
                                                  -------------------------
                                                     Robert E. Whalen
                                                     Chief Executive Officer


                             POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David W. Gee and Brain D. Urban, and each of them, his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 6th day of June, 2001.


           Signature                      Title                     Date


    /s/  Robert E. Whalen          Chairman, President,           June 6, 2001
    -----------------------      Chief Executive Officer
    Robert E. Whalen             and Director (Principal
                                   Executive Officer)


    /s/ Brian D. Urban          Executive Vice President, Chief   June 6, 2001
    -----------------------     Financial Officer and Treasurer
    Brian D. Urban              (Principal Financial Officer and
                                 Principal Accounting Officer)


    /s/ James R. Maher              Director                      June  6, 2001
    ----------------------
    James R. Maher


    /s/ Michael B. Goldberg         Director                      June 6, 2001
    ----------------------
    Michael B. Goldberg


    /s/ Walker Lewis                Director                      June 6, 2001
    -----------------------
    Walker Lewis


    /s/  David I. Wahrhaftig        Director                      June 6, 2001
    --------------------------
    David I. Wahrhaftig



                               EXHIBIT INDEX


         Exhibit No.      Description of Exhibit

         4.1 Form of certificate representing shares of Common Stock (incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-60154)).

         5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.+ 2000 Executive Stock Option Plan of Unilab Corporation (incorporated by reference

         10.1 Amended 2000 Executive Stock Option Plan of Unilab Corporation.(incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-60154)).

         10.2 2001 Stock Option Plan of Unilab Corporation (incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 333-60154)).

         23.1             Consent of Deloitte & Touche  LLP.+

         23.2             Consent of Arthur Andersen LLP.+

         23.3 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).+

         24.1 Power of Attorney (included on the signature page hereto).+

+  Filed herewith



                                                               Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Unilab Corporation on Form S-8 of our report dated February 20, 2001 (except for Note 15, as to which the date is May 16, 2001), appearing in Amendment No.2 to Registration Statement No. 333-60154 of Unilab
Corporation of Form S-1.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California
June 5, 2001



                                                               Exhibit 23.2


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our reports dated March 3, 2000 included in Amendment No. 2 to Registration Statement No. 333-60154 of Unilab Corporation on Form S-1 and to all references to our Firm included in this Registration Statement.

/s/ ARTHUR ANDERSEN LLP

   Los Angeles, California
   June 5, 2001